As filed with the Securities and Exchange Commission on December 5, 2014

Registration No. 333-173979

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Le Gaga Holdings Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Unit 1105, The Metropolis Tower

10 Metropolis Drive

Hung Hom, Kowloon

Hong Kong

Telephone number: +852-3162-8585

(Address of principal executive offices and zip code)

Le Gaga Holdings Limited 2009 Share Incentive Plan

Le Gaga Holdings Limited 2010 Share Incentive Plan

(Full title of the plans)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(Name and address of agent for service)

212-750-6474

(Telephone number, including area code, of agent for service)

Copies to:

Eugene Y. Lee

Latham & Watkins

18/F, One Exchange Square

8 Connaught Place, Central

Hong Kong S.A.R., China

+852 2912-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-173979) (the “Registration Statement”), which was filed with the Securities and Exchange Commission by Le Gaga Holdings Limited, a company established under the laws of the Cayman Islands (the “Company”), and became effective on May 6, 2011. Under the Registration Statement, a total of 244,287,820 ordinary shares, par value $0.01 per share (the “Ordinary Shares”), were registered for issuance of shares granted or to be granted pursuant to the Le Gaga Holdings Limited 2009 Share Incentive Plan and the Le Gaga Holdings Limited 2010 Share Incentive Plan (collectively, the “Plans”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued shares previously registered under the Registration Statement and issuable under the Plans.

On December 2, 2014, pursuant to the agreement and plan of merger dated July 30, 2014 (the “merger agreement”) among the Company, Harvest Parent Limited and Harvest Merger Limited (“Merger Sub”), Merger Sub was merged with and into the Company, with the Company being the surviving corporation resulting from the merger (the “merger”). Upon completion of the merger, the Company became a privately-held company.

As a result of the merger, the Company has terminated all the offerings of its securities pursuant to the Registration Statement. The Company hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, China, on December 5, 2014.

Le Gaga Holdings Limited

By:	/s/ Shing Yung Ma
	Name:	Shing Yung Ma
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities indicated as of December 5, 2014.

Signature	Title

/s/ Shing Yung Ma	Chief Executive Officer
Name: Shing Yung Ma	(principal executive officer)

/s/ Auke Cnossen	Chief Financial Officer
Name: Auke Cnossen	(principal financial and accounting officer)

/s/ Na Lai Chiu	Director
Name: Na Lai Chiu

/s/ G. Manon	Authorized Representative
Name: G. Manon Title: Service of Process Officer Law Debenture Corporate Services Inc.	in the United States